Exhibit 10.22

9/3/97                                               H.E.R.C. Products Inc.
                                                     2202 W Lone Cactus Dr. # 15
Jerry Ludwig                                         Phoenix, AZ  85027
Ludwig and Associates                                (602)492-0336
8840 N 57th St                                       (602)233-1107
Paradise Valley, AZ   85253


Dear Dr. Ludwig:

This is the engagement offer letter we have been discussing. The form we have agreed to is warrants in HERC Products, Inc. in lieu of your $1000.00 per month fee. Specifically, the details are as follows:

Monthly Fee:         $500.00  Payable to Jerry Ludwig and Assoc., Inc.
Warrants:            40,000

The warrants will vest on two dates. The first half, or 20,000, will vest at the end of the six month anniversary of this agreement. The second half, again 20,000, will vest at the end of the eighteen month anniversary of our agreement. The exercise price will be 1.06 or the closing trading price on the day you sign this agreement, whichever is higher. The warrants will expire five (5) years from the date of vesting.

The list of your actions items include the following:

1.    Oversight of the Company's patent program.

2. Interaction on behalf of the company with International Licensees. Including the U.K., Europe, Latin America, and the Far East.

3.    Technical assistance when required for Pipe-Klean operations.

This agreement is for two years and is renewable if agreed upon by both parties.

If you have any questions please let me know. I am very excited about opportunities we have before us and the part Ludwig and Assiciates can play. I am looking forward to a mutually profitable relationship.

Sincerely,


Steven Carl                             Agreed to by:___________________________
Chairman/CEO                                               Jerry Ludwig

cc: HERC Board of Directors             Date:___________________________________
    John Johnson